Filed pursuant to Rule 433

Registration Statement No. 333-167916

October 5, 2010

United Mexican States

Final Terms and Conditions

5.750% Global Notes due 2110

Issuer:	United Mexican States

Transaction:	5.750% Global Notes due 2110 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S.$1,000,000,000

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	October 12, 2110

Pricing Date:	October 5, 2010

Settlement Date:

October 12, 2010 (T+4).

It is expected that delivery of the Notes will be made against payment therefore on the fourth business day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+4”). October 11, 2010 (Columbus Day) will not be considered a business day for the purposes of this calculation. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next business day should consult their own advisors.

Coupon:	5.750%

Issue price:	94.276%, plus accrued interest from October 12, 2010

Yield:	6.100%

Interest Payment Dates:	April 12 and October 12 of each year, commencing April 12, 2011

Optional Redemption:

The Global Notes may be redeemed at the option of Mexico in whole or in part by paying a redemption price equal to the principal amount of the Global Notes plus a Make-Whole Amount at the Treasury Rate plus

35 basis points plus accrued interest on the principal amount of the

Global Notes to the date of redemption.

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.40%

Listing:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QAZ1 / US91086QAZ19

Joint Bookrunners /Allocation:	Deutsche Bank Securities Inc. (50%) Goldman, Sachs & Co. (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated September  2, 2010, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510203668/dsba.htm#toc . A preliminary pricing supplement, dated October  5, 2010, for the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510223592/d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167e18vk.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99wd.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99we.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2008, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535e18vkza.htm and

http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535exv1.htm for Amendment No. 1 filed with the Commission on January 11, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv4.htm for Amendment No. 2 filed with the Commission on January 19, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319e18vkza.htm and

http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319exv1.htm for Amendment No. 3 filed with the Commission on March 4, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv4.htm for Amendment No. 4 filed with the Commission on March 11, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912e18vkza.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912exv1.htm for Amendment No. 5 filed with the Commission on April 6, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv4.htm for Amendment No. 6 filed with the Commission on April 13, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000119312510155175/d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312510155175/dex1.htm for Amendment No. 7 filed with the Commission on July 8, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000119312510158861/d18ka.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312510158861/dex1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312510158861/dex2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312510158861/dex3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312510158861/dex4.htm for Amendment No. 8 filed with the Commission on July 14, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000119312510195071/d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312510195071/dex1.htm for Amendment No. 9 filed with the Commission on August 23, 2010

http://www.sec.gov/Archives/edgar/data/101368/000119312510223579/d18ka.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312510223579/dex1.htm for Amendment No. 10 filed with the Commission on October 5, 2010.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Goldman, Sachs & Co. toll free at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.